Exhibit 99.1

Contact: Pete De Spain Vice President, Investor Relations & Corporate Communications (858) 792-3729 pdespain@meipharma.com

MEI PHARMA ADDS FORMER VC DAVID URSO AS SENIOR VICE PRESIDENT OF

CORPORATE DEVELOPMENT AND GENERAL COUNSEL

San Diego – April 8, 2014 – MEI Pharma, Inc. (Nasdaq: MEIP), an oncology company focused on the clinical development of novel therapies for cancer, announced today the appointment of David Urso as Senior Vice President of Corporate Development and General Counsel. Mr. Urso joins MEI Pharma with more than two decades of experience in the life science industry, most recently as Chief Operating Officer and General Counsel at Tioga Pharmaceuticals, a company he co-founded in 2005 as a Principal at Forward Ventures.

“David brings a wealth of experience to the company, from corporate development and operations to legal affairs,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of MEI Pharma. “He comes equipped with a scientific background in molecular immunology, legal expertise in corporate securities and intellectual property and a track record of licensing and strategic alliance transactions. His comprehensive life science perspective will serve us well as we continue to build an oncology drug development company.”

Mr. Urso joins MEI Pharma after eight years at Tioga Pharmaceuticals, a privately held drug development company. While co-founding Tioga, he was a Principal at Forward Ventures, where he was responsible for identifying and developing life science venture capital investments. Prior to joining Forward Ventures in 2002, Mr. Urso was Director of Corporate Development and Legal Affairs at DNA Sciences, Inc. Previously, he worked as an attorney in the corporate securities and licensing groups at Wilson Sonsini Goodrich & Rosati LLP and Cooley Godward LLP, after beginning his career as a bench scientist at SmithKline Beecham and the University of Pennsylvania Medical School. Mr. Urso received a J.D. from Harvard Law School and a B.A. in Molecular Biology and Philosophy from Reed College.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based oncology company focused on the clinical development of novel therapies for cancer. The Company’s lead drug candidate is Pracinostat, a potential best-in-class, oral histone deacetylase (HDAC) inhibitor currently being developed for myelodysplastic syndrome (MDS) and acute myeloid leukemia (AML). Results from a pilot Phase II clinical trial of Pracinostat in combination with Vidaza in patients with advanced MDS showed an overall response rate of 90% (nine of 10). MEI Pharma is also developing ME-344, a mitochondrial inhibitor that has shown preliminary evidence of single-agent activity in a first-in-human clinical study in patients with refractory solid tumors, including eight of 21 evaluable patients (38%) who achieved stable disease or better. In September 2013, the Company further expanded its pipeline of drug candidates with the acquisition of PWT143, a highly selective PI3-kinase delta inhibitor. For more information, go to www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.